                                   EXHIBIT 99

                                  PRESS RELEASE
                   ELAMEX ANNOUNCES PARTIAL DIVESTITURE OF ITS
                            SHELTER SERVICES BUSINESS


EL PASO, TEXAS - JULY 14, 2003 - ELAMEX S.A. DE C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food services, plastics, metals and industrial manufacturing operations and real estate holdings in Mexico and the United States, today announced the partial divestiture of its Shelter Services business based in Ciudad Juarez, Mexico. The sale of certain assets, effective at the close of business on July 4, 2003, was made to The TECMA Group LLC, a private contract, shelter and manufacturing services provider headquartered in El Paso.

The divestiture includes the sale of five Shelter Services customer contracts to The TECMA Group, and substantially all Shelter Services operations personnel will be transferred to The TECMA Group. A sixth Shelter Services customer contract will be sold upon the granting of governmental approvals. Proceeds of the sale, net of severance and other exit costs, are expected to approximate $2.4 million over the next three months.

Elamex will retain one remaining Shelter Services contract with Franklin Connections, the Company's wholly owned candy manufacturing and nut processing subsidiary. Elamex will also continue to own and operate seven remaining facilities in Mexico totaling 400,000 square feet of manufacturing space, all of which are owned outright. The Company currently has lease agreements on five of those facilities, representing approximately $1.3 million in potential annual rental income, and is actively seeking to lease or sell the remaining two.

"The proceeds of this sale will allow Elamex to invest in the growth of its remaining operating segments, with a particular emphasis on Franklin Connections, our core candy and nut business which has become the Company's primary growth driver," said Richard P. Spencer, president and chief executive officer of Elamex. "Strategically, the partial divestiture of our Shelter Services segment allows us to free up cash for opportunities, like Franklin, that offer the potential for stronger and more consistent returns. Our continued ownership and operations of the seven buildings in Mexico will also deliver higher returns given the reduced administrative oversight and expense associated with Shelter Services. Overall, this is a solidly lucrative transaction that supports the long-term strategy and vision for our Company."

As a result of the partial divestiture, management expects that revenue associated with its Shelter Services segment will decrease by 25% or more in 2003 compared to the segment's 2002 revenue of $31.7 million.

However, minimal impact on Shelter Services' total operating income is expected due to the additional expense-free rental income being generated on two additional building leases since last year.

ABOUT ELAMEX
Elamex is a Mexican company with manufacturing operations in Mexico and the United States. The Company is involved in the production of industrial products, metal and plastic parts for the appliance and automotive industries, medical products, and food items related to its candy manufacturing and nut packaging operations. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities.

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and profitability, the ability of the Company to increase sales to existing customers and to make sales to new customers, the effects of competitive and general economic conditions and the ability of the Company's own customers to meet their expectations and projections. Information contained herein should be read in conjunction with the Company's Form 10-Q filing with the Securities and Exchange Commission for the period ended April 4, 2003.




                                      # # #